Exhibit 10.34
Severance Agreement
This Severance Agreement (this “Agreement”) is entered into and shall be effective as of this 1st day of June, 2010 by and between Cortland Bancorp, an Ohio corporation (the “Corporation”), and Stanley P. Feret (the “Executive”).
Whereas, the Executive is expected to make substantial contributions to the profitability, growth, and financial strength of the Corporation and its wholly owned subsidiary The Cortland Savings and Banking Company, an Ohio-chartered bank (the “Bank”), and
Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Corporation, is contemplated insofar as the Corporation or the Bank or any subsidiaries is concerned.
Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
1. Termination. (a) Cash benefit. If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, within five business days after the Executive’s employment termination the Corporation shall make a lump-sum payment to the Executive in an amount in cash equal to one times the Executive’s compensation. For this purpose the Executive’s compensation means (x) the sum of the Executive’s base salary when employment termination occurs, including salary deferred at the Executive’s election but excluding any compensation earned by the Executive in the Executive’s capacity as a director, plus (y) the average cash performance bonus earned for the three calendar years immediately preceding the year in which employment termination occurs (or such shorter period as the Executive has been employed by the Bank), regardless of whether the bonus is paid in the year earned and regardless of whether the bonus is vested or subject to elective deferral. A signing bonus, a bonus that is not based upon individual or corporate performance, or compensation paid in exchange for an agreement not to compete shall not be considered a cash performance bonus for purposes of this calculation. The amount payable under this section 1(a) shall not be reduced to account for the time value of money or discounted to present value.
(b) Possible payment delay because of Internal Revenue Code section 409A. If when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if the cash severance benefit under this section 1(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, the benefit under this section 1(a) shall be paid to the Executive in a single lump sum without interest on the first day of the seventh month after the month in which the Executive’s employment terminates. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.
(c) Entire cash severance benefit. If the Executive becomes entitled to the cash benefit under section 1(a) because of the Executive’s involuntary termination without Cause or voluntary termination with Good Reason, the Executive shall be entitled to no other cash severance benefits payable by the Corporation, the Bank, or any of their affiliates after employment termination. Accordingly, and except for any benefits to which the Executive may be entitled under a salary continuation agreement, the Executive shall not be entitled and hereby agrees not to claim entitlement to cash severance benefits for employment termination under any other agreement or arrangement, formal or informal and written or unwritten, whether for the benefit of the

Executive in particular or for the benefit of executives or employees generally, and whether the agreement or arrangement is entered into or sponsored by the Corporation, the Bank, or any of their affiliates, regardless of how that other agreement or arrangement defines the term change in control and regardless of whether that other agreement or arrangement provides for cash severance payable in a lump sum, in installments, or in the form of continued salary. For purposes of this Agreement the term affiliate means any corporation, partnership, or other entity controlling, controlled by, or under common control with the Corporation or the Bank.
(d) Involuntary termination with Cause defined. Involuntary termination of the Executive’s employment shall be considered involuntary termination with Cause if the Executive shall have committed any of the following acts or if any of the following conditions exist —
(1)	an act of fraud, embezzlement, or theft while employed by Cortland Bancorp or the Bank, or conviction of the Executive of or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more, or

(2)	gross negligence, insubordination, disloyalty, or dishonesty in the performance of the Executive’s duties as an officer of Cortland Bancorp or the Bank; willful or reckless failure by the Executive to adhere to Cortland Bancorp’s or the Bank’s written policies; intentional wrongful damage by the Executive to the business or property of Cortland Bancorp or the Bank, including without limitation its reputation, which in Cortland Bancorp’s sole judgment causes material harm to Cortland Bancorp or the Bank; breach by the Executive of fiduciary duties to Cortland Bancorp and its stockholders, whether in the Executive’s capacity as an officer or as a director of Cortland Bancorp or the Bank,

(3)	removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(4)	intentional wrongful disclosure of secret processes or confidential information of Cortland Bancorp or the Bank, which in Cortland Bancorp’s sole judgment causes material harm to Cortland Bancorp or the Bank, or

(5)	any actions that cause the Executive to be terminated for cause under any employment agreement existing on the date hereof or hereafter entered into between the Executive and Cortland Bancorp or the Bank, or

(6)	the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of Cortland Bancorp or the Bank, under a blanket bond or other fidelity or insurance policy covering directors, officers, or employees.
For purposes of this Agreement, no act or failure to act on the Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in Cortland Bancorp’s best interests. Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for Cortland Bancorp shall be conclusively presumed to be in good faith and in Cortland Bancorp’s best interests.

(e) Voluntary termination with Good Reason defined. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied —
(x)	a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent —
1)	a material diminution of the Executive’s base salary, or

2)	a material diminution of the Executive’s authority, duties, or responsibilities, or

3)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, or

4)	a material diminution in the budget over which the Executive retains authority, or

5)	a material change in the geographic location at which the Executive must perform services, or

6)	any other action or inaction that constitutes a material breach by the Corporation of this Agreement.
(y)	the Executive must give notice to the Corporation of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Corporation shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.
(f) No cash benefit is payable under paragraph (a) if change-in-control benefits are payable under section 2. No cash benefit shall be payable under paragraph (a) of this section 1 if a benefit is payable or shall have been paid under section 2.
2. Change-in-Control Benefit. (a) Cash benefit. If a Change in Control occurs before termination of the Executive’s employment, the Corporation shall make a lump-sum payment to the Executive in an amount in cash equal to one times the Executive’s compensation. For this purpose the Executive’s compensation means (x) the sum of the Executive’s base salary when the Change in Control occurs, including salary deferred at the Executive’s election, plus (y) any bonus awarded to the Executive by the Corporation or the Bank for the most recent whole calendar year before the year in which the Change in Control occurs, regardless of whether the bonus is paid in the year earned and regardless of whether the bonus is vested or subject to elective deferral. The term bonus means cash or non-cash compensation of the type that is required to be reported as bonus by Securities and Exchange Commission rules governing tabular disclosure of executive compensation, specifically Regulation S-K Item 402 (17 CFR 229.402, currently Item 402(c)(2)(iv)). The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. Subject to the provisions of this Agreement, including section 16, the payment required under this section 2(a) shall be made within five business days after the Change in Control occurs. The Executive shall be entitled to a payment under this section 2(a) on no more than one occasion during the term of this Agreement. If the Executive receives or becomes entitled to receive the benefit under this section 2(a), the Executive shall be entitled to no benefits under section 1 and this Agreement shall terminate immediately after payment by the Corporation to the Executive of the benefit payable under this section 2.
(b) Change in Control defined. For purposes of this Agreement the term Change in Control means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including —
(1)	Change in ownership: a change in ownership of the Corporation occurs on the date any one person or group accumulates ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of Corporation stock,

(2)	Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation stock possessing 30% or more of the total voting power of Corporation stock, or (y) a majority of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Corporation’s board of directors, or

(3)	Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s assets immediately before the acquisition or acquisitions. For this purpose gross fair market value means the value of the Corporation’s assets or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.
3. Termination for Which No Benefits Are Payable. Despite anything in this Agreement to the contrary, the Executive shall not be entitled to benefits under this Agreement if the Executive’s employment terminates with Cause, if the Executive dies while actively employed by the Corporation or the Bank, or if the Executive becomes totally disabled while actively employed by the Corporation or the Bank. For purposes of this Agreement the term totally disabled means that because of injury or sickness the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability shall be determined solely by such benefit plans or arrangements as the Corporation or the Bank may have with the Executive relating to death or disability, not by this Agreement.
4. Term of Agreement. (a) Unless terminated sooner in accordance with the provisions of this Agreement, this Agreement shall terminate on the second anniversary of the effective date first written above.

(b) The Corporation and the Executive agree to make a good faith effort to finalize by the end of the two-year term of this Agreement the terms of a new severance agreement to take effect at the end of the two-year term of this Agreement. The terms and conditions of the new severance agreement taking effect at the end of the term of this Agreement shall be (x) no less favorable to the Executive than the severance agreements between the Corporation and the Corporation’s Chief Executive Officer and Chief Financial Officer in effect at the end of the two-year term of this Agreement or (y) if there are no such severance agreements in effect at the end of the term of this Agreement, no less favorable to the Executive than the severance agreements between the Corporation and the Corporation’s Chief Executive Officer and Chief Financial Officer in effect on the date of this Agreement.
5. This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that this Agreement is not a management or employment agreement and that nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Corporation, the Bank, or any subsidiary of or successor to the Corporation or the Bank, nor shall it give the Corporation or the Bank any rights or impose any obligations for the continued performance of duties by the Executive for the Corporation, the Bank, or any subsidiary of or successor to the Corporation or the Bank.
6. Withholding of Taxes. The Corporation may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.
7. Successors and Assigns. (a) This Agreement is binding on the Corporation’s successors. This Agreement shall be binding upon the Corporation and any successor to the Corporation, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Corporation by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Corporation’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Corporation. By agreement in form and substance satisfactory to the Executive, the Corporation shall require any successor to all or substantially all of the business or assets of the Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform had no succession occurred.
(b) This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.
(c) This Agreement is personal and is not assignable. This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this section 7. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 7, the Corporation shall have no liability to pay any amount to the assignee or transferee.
8. Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Corporation at the time of the delivery of such notice, and properly addressed to the Corporation if addressed to Cortland Bancorp, 194 West Main Street, Cortland, Ohio 44410, Attention: Chief Executive Officer.

9. Captions and Counterparts. The headings and subheadings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.
10. Amendments and Waivers. No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in a writing or writings signed by the Executive and by the Corporation. No waiver by either party of a breach by the other party or waiver of compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed to be a waiver of other provisions or conditions at the same or at any prior or subsequent time.
11. Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it valid and enforceable.
12. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of the State of Ohio.
13. Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter of this Agreement have been made by either party that are not set forth expressly in this Agreement.
14. No Mitigation Required. The Corporation hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after termination and (y) to measure the amount of damages the Executive suffers because of termination. Additionally, the Corporation acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. The Corporation further acknowledges that the payment of benefits by the Corporation under this Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise.
15. No Reduction of Severance Benefits under Internal Revenue Code Sections 280G and 4999. Despite any contrary provision in any other agreement, plan, or arrangement by and between the Bank and the Executive or between the Corporation and the Executive, the benefits payable under this Agreement shall not be reduced, withheld, or considered owing to the Corporation or the Bank if the benefits would (x) cause imposition of excise taxes on the Executive under section 4999 of the Internal Revenue Code of 1986 or (y) cause loss of the Corporation’s or the Bank’s compensation expense deduction as a result of the application of section 280G of the Internal Revenue Code.

16. Internal Revenue Code Section 409A. The Corporation and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments or benefits under this Agreement will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary the Executive shall not be entitled to the payments or benefits until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments or benefits are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, the provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Corporation shall reform the provision. However, the Corporation shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Corporation shall not be required to incur any additional compensation expense as a result of the reformed provision.
17. No Golden Parachute Payments. Despite any provision in this Agreement to the contrary, the Corporation shall not be required to make any payment under this Agreement that would be a prohibited golden parachute payment within the meaning of section 18(k) of the Federal Deposit Insurance Act and FDIC rules at 12 CFR Part 359. If any payment or agreement to make a payment under this Agreement would be considered a golden parachute payment under 12 CFR section 359.1(f), the agreement to make the payment shall be void unless (x) the payment receives the prior approval of the appropriate Federal banking agency, if required at that time by 12 U.S.C. section 1828(k), 12 CFR Part 359, or other Federal or state laws, rules, or regulations, and (y) the obligation and the payment comply in all other respects with 12 U.S.C. section 1828(k), 12 CFR Part 359, and other Federal and state laws, rules, or regulations, to the extent applicable at the time.
In Witness Whereof, the parties have executed this Severance Agreement as of the date first written above.

Witnesses:	Cortland Bancorp
By:
James M. Gasior
		Its:	President and Chief Executive Officer

Witnesses:	Executive

Stanley P. Feret

County of Trumbull	)
) ss:
State of Ohio	)
Before me this                 day of                                , 2010 personally appeared the above named James M. Gasior and Stanley P. Feret, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.
(Notary Seal)                    Notary Public
My Commission Expires: